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                                                                     Exhibit 5.1


                                                   July 17, 1996



PeopleSoft, Inc.
Hacienda Business Park
4310 Hacienda Drive
Pleasanton, CA 95855

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 18, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an additional 2,800,000 shares of your Common Stock (the "Shares") reserved for issuance under the Amended and Restated 1989 Stock Plan and the 1992 Employee Stock Purchase Plan (collectively, the "Plans"). As legal counsel for PeopleSoft, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

         It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the respective agreement which accompanies each grant under the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                          Very truly yours,



                                          WILSON, SONSINI, GOODRICH & ROSATI
                                          Professional Corporation

                                          /s/  Wilson Sonsini Goodrich & Rosati